Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE QUARTER AND TRANSITION PERIOD ENDED DECEMBER 31, 2017

PORT ANGELES, WA (February 1, 2018) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the quarter and six month transition period ended December 31, 2017. The Company reported a net loss of $(114,000), or $(0.01) loss per basic and diluted share, for the quarter ended December 31, 2017, compared to net income of $1.8 million, or $0.17 earnings per basic and diluted share, for the quarter ended September 30, 2017, a decrease of $1.9 million. The current quarter's net income decreased $1.3 million compared to net income of $1.2 million for the same quarter in 2016. The decrease in net income compared to the previous quarter was mainly due to an estimated revaluation adjustment of the net deferred tax asset ("DTA revaluation") through the provision for income taxes as a result of the passage of the U.S. Tax Cuts and Jobs Act ("Tax Act") on December 22, 2017. The estimated DTA revaluation resulted in a $1.2 million increase to the Company's income tax expense and an $0.11 reduction in earnings per basic and diluted share for the quarter and six month transition period ended December 31, 2017. The reconciliation of net income eliminating the non-recurring DTA revaluation, which the Company believes facilitates an assessment of its banking operations, is included at the end of this release.

Larry Hueth, President and CEO, commented, "Earnings for the quarter were reduced due to the $1.2 million impact the Tax Act had on our provision for income taxes and the expenses related to the addition of our fourth branch location on Bainbridge Island, which opened on January 8, 2018.  Excluding the DTA revaluation, non-GAAP net income would have been $1.1 million for the quarter, or $0.10 earnings per basic and diluted share.

We are also pleased with the growth in net loans and deposits of 12.8% and 11.5%, respectively, year over year and remain committed to further improving our earnings and increasing shareholder value."

Quarter highlights (at or for the quarter ended December 31, 2017)
•
Net income decreased $1.9 million compared to the quarter ended September 30, 2017, primarily due to a $1.2 million DTA revaluation through the provision for income taxes as a result of the passage of the Tax Act and, excluding the DTA revaluation, non-GAAP net income would have been $1.1 million for the quarter;

•
Basic and diluted earnings per share decreased to $(0.01) compared to $0.17 for the quarter ended September 30, 2017 and, excluding the DTA revaluation as a result of the Tax Act, would have been $0.10 for the quarter;

•	Loans receivable increased $52.2 million compared to the quarter ended September 30, 2017, primarily due to the purchase of a $28.0 million pool of one- to four-family loans;
•	Deposits increased $34.1 million during the quarter due to promotional and ongoing business development activities in new and existing markets;

•	The Company repurchased 39,800 shares of its common stock at an average price of $17.05 per share during the quarter under the 2017 stock repurchase plan approved in September 2017.

Balance Sheet Review
During the quarter ended December 31, 2017, total assets increased $65.4 million to $1.2 billion, primarily due to an increase in net loans receivable. Year to date total assets increased $171.8 million from $1.0 billion at December 31, 2016, primarily due to growth in net loans receivable and investment securities.

            Investment securities decreased $803,000 during the quarter to $340.4 million at December 31, 2017, and increased $64.3 million as compared to $276.1 million at December 31, 2016.  We saw the results of our leverage strategy implemented in the prior quarter and continued to leverage our capital as we also continue to evaluate share repurchases and other capital management strategies. We continue to focus on growing our loan portfolio and improving our earning asset mix over the long term.

            At December 31, 2017, U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 53.0%, and totaled $180.3 million at December 31, 2017, an increase during the quarter of $5.7 million from $174.6 million at September 30, 2017. Other investment securities were $139.5 million at December 31, 2017, a decrease of $3.8 million from $143.3 million at September 30, 2017. Total investment securities increased $64.3 million at December 31, 2017 compared to $276.1 million at December 31, 2016, which included a $12.6 million increase in mortgage-backed securities and a $51.7 million increase in other investment securities. The year over year increase was the result of new investment purchases partially offset by sales, prepayment activity, and normal amortization. The estimated average life of the total investment securities portfolio was 5.3 years at December 31, 2017 and September 30, 2017, compared to 4.8 years at December 31, 2016. The average repricing term of our investment securities portfolio was approximately 3.5 years as of both December 31, 2017 and September 30, 2017 and 4.3 years as of December 31, 2016, based on the interest rate environment at those times. The reduction in time for rates to reset in our investment portfolio was the result of the purchase of adjustable rate securities as part of our leverage strategy coupled the reinvestment of cash flows from sales, prepayments, and amortization of certain longer-term fixed-rate investments. We also expect our investment portfolio will be used as a source of liquidity to fund our anticipated loan growth.

            Total loans, excluding loans held for sale, increased $51.9 million to $786.1 million at December 31, 2017 from $734.2 million at September 30, 2017, a result of a pool purchase of one- to four-family residential loans and new loan originations partially offset by normal amortization, prepayment activity, and one- to four-family residential loan sales. One- to four-family residential, multi-family, commercial real estate, home equity and other consumer loans increased $31.7 million, $14.8 million, $8.1 million, $3.4 million, and $4.8 million, respectively, while construction and land and commercial business loans decreased $10.8 million and $82,000, respectively. We will remain focused on construction loan origination activity as real estate values and general economic conditions in our market areas continue to remain strong. There were $59.4 million in undisbursed construction loan commitments at December 31, 2017 as compared to $50.8 million at September 30, 2017, an increase of $8.6 million as we continued to originate loans for new construction projects as completed projects converted to permanent financing. Other consumer loans increased primarily as a result of auto loans originated as part of our indirect lending programs. Compared to December 31, 2016, total loans, excluding loans held for sale, increased $88.8 million attributable to increases in one-to four-family residential loans of $26.9 million, multi-family loans of $22.8 million, other consumer loans of $14.7 million, commercial real estate loans of $12.7 million, construction and land loans of $7.2 million, and home equity loans of $4.6 million, partially offset by a decrease in commercial business loans of $64,000.

Loans receivable consisted of the following at the dates indicated:
	December 31, 2017	September 30, 2017	December 31, 2016	Three Month Change	One Year Change
	(Dollars in thousands)
Real Estate:
One-to four-family	$355,391	$323,675	$328,456	9.8%	8.2%
Multi-family	73,767	58,989	50,977	25.1	44.7
Commercial real estate	202,956	194,813	190,291	4.2	6.7
Construction and land	71,145	81,985	63,902	(13.2)	11.3
Total real estate loans	703,259	659,462	633,626	6.6	11.0

Consumer:
Home equity	38,473	35,059	33,902	9.7	13.5
Other consumer	28,106	23,329	13,410	20.5	109.6
Total consumer loans	66,579	58,388	47,312	14.0	40.7

Commercial business loans	16,303	16,385	16,367	(0.5)	(0.4)

Total loans	786,141	734,235	697,305	7.1	12.7
Less:
Net deferred loan fees	724	858	1,190	(15.6)	(39.2)
Premium on purchased loans, net	(2,454)	(2,122)	(2,366)	15.6	3.7
Allowance for loan losses	8,760	8,608	8,060	1.8	8.7
Total loans receivable, net	$779,111	$726,891	$690,421	7.2%	12.8%

 During the quarter ended December 31, 2017, total liabilities increased $66.2 million to $1.0 billion at December 31, 2017 from $972.4 million at September 30, 2017. The increase was primarily the result of an increase in customer deposits of $34.1 million to $885.0 million at December 31, 2017, from $850.9 million at September 30, 2017 and an increase in borrowings of $32.4 million to $144.1 million at December 31, 2017, from $111.7 million at September 30, 2017. We utilized short-term FHLB advances during the quarter to manage our cash flow needs and partially fund the purchase of a one- to four-family loan pool. Deposits grew as the result of an increase of $17.3 million in transaction accounts, $8.6 million in money market accounts, and $8.1 million in certificates of deposit.

Total liabilities increased $171.7 million over the last year, mainly attributable to an increase in deposits of $91.0 million compared to $794.1 million at December 31, 2016, and an increase in borrowings of $78.2 million compared to $65.9 million at December 31, 2016, primarily to leverage our balance sheet in advance of anticipated continued deposit and loan growth as part of our expansion efforts. Deposit account increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in our Kitsap and Whatcom County, Washington locations, as well as within our historic Clallam and Jefferson County, Washington locations.

Total shareholders' equity decreased $883,000 during the quarter to $177.0 million at December 31, 2017, mainly due to an increase in unrealized loss on investments of $856,000.

Operating Results

Net income decreased $1.9 million to a loss of $(114,000) for the quarter ended December 31, 2017 compared to earnings of $1.8 million for the quarter ended September 30, 2017, and decreased $1.3 million compared to the quarter ended December 31, 2016. The decreases were mainly due to the DTA revaluation of $1.2 million resulting from the passage of the Tax Act.

Net interest income after provision for loan losses decreased to $8.3 million for the quarter ended December 31, 2017 from $8.5 million for the preceding quarter due primarily to an increase in the provision for loan losses of $200,000. Net interest income after the provision for loan losses increased $1.1 million compared to $7.3 million for the quarter ended December 31, 2016, due to an increase in interest income of $862,000 coupled with a decrease in the provision for loan losses of $210,000. The increase in the provision for loan losses during the current quarter was due to total loan growth. Total interest income increased $200,000 during the quarter to $10.2 million for the quarter ended December 31, 2017 as compared to the previous quarter, primarily due to an increase in interest and fees on loans receivable and an increase due to higher average yields on investment securities. Total interest income increased $1.3 million as compared to $8.9 million for the quarter ended December 31, 2016, primarily due to an increase in the average balance of loans receivable.

Total interest expense increased $133,000 to $1.7 million for the quarter ended December 31, 2017 as compared to the quarter ended September 30, 2017, and increased $461,000 as compared to the quarter ended December 31, 2016, due to the combined effects of an increase in the average balances of interest-bearing customer deposits as we grow, an increase in interest paid on customer deposits as we compete to attract and retain deposits, and an increase in our utilization of short-term FHLB advances to fund our operations and purchase additional earning assets.

The net interest margin decreased nine basis points to 3.11% for the quarter ended December 31, 2017 compared to 3.20% for the prior quarter ended September 30, 2017, and decreased one basis point from 3.12% for the same period in 2016. The net interest margin was lower during the quarter ended December 31, 2017, as compared to the previous quarter due to discounts realized into income as certain investment securities were repaid, coupled with the prepayment of certain loans receivable that resulted in the early recapture of deferred fee revenue during the quarter ended September 30, 2017 that were not present in the quarter ended December 31, 2017.

Noninterest income for the quarter ended December 31, 2017 decreased $341,000, to $1.4 million, from $1.7 million in the prior quarter ended September 30, 2017. The decreases were primarily due to reduced net gain on the sale of loans of $255,000, mortgage servicing fees of $58,000, and the net gain on the sale of investment securities of $43,000. Noninterest income saw a modest decrease of $28,000, as compared to $1.3 million for the same quarter in 2016, mainly as a result of reduced net gain on the sale of investment securities offset by decreases in the cash surrender value of bank-owned life insurance and net gain on sale of loans.

Noninterest expense increased $533,000 to $8.3 million for the quarter ended December 31, 2017, compared to $7.8 million for the quarter ended September 30, 2017, primarily due to an increase in occupancy and equipment expense as a result of ongoing expenses related to maintaining our bank's facilities and equipment as well as expenses related to the opening of our newest branch on Bainbridge Island, Washington, which opened on January 8, 2018. In addition, we saw an increase in other non-interest expense of $124,000, advertising of $112,000, and compensation and benefits expense of $110,000, which were partially offset by a decrease in professional fees of $35,000. Noninterest expense increased $1.5 million for the quarter ended December 31, 2017 compared to the same quarter in 2016. The increase was primarily a result of compensation and benefits of $774,000, other non-interest expense of $200,000, and professional fees of $107,000, as we continued to grow our business.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2017.

Credit quality remains strong with nonperforming loans decreasing $259,000 during the quarter ended December 31, 2017, to $1.5 million from $1.8 million at September 30, 2017, mainly attributable to a decrease in nonperforming one- to four-family residential loans of $294,000. Nonperforming loans to total gross loans was 0.2% at both December 31, 2017 and September 30, 2017 and was 0.4% at December 31, 2016. Improvements in asset quality during the year are reflected in an increase in the percentage of the allowance for loan losses to nonperforming loans to 570.7% at December 31, 2017 from 479.8% at September 30, 2017, and 322.7% at December 31, 2016. Classified loans increased $3.4 million to $6.7 million at December 31, 2017 from $3.3 million at September 30, 2017, mainly as a result of a downgrade of risk rating on a $2.7 million commercial loan relationship, and were $3.5 million at December 31, 2016. Our allowance for loan losses as a percentage of total loans was 1.1% at December 31, 2017, and 1.2% at both September 30, 2017 and December 31, 2016.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with thirteen banking locations, eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)
				Three	One
	December 31,	September 30,	December 31	Month	Year
ASSETS	2017	2017	2016	Change	Change

Cash and due from banks	$13,777	$12,717	$14,433	8.3%	(4.5)%
Interest-bearing deposits in banks	23,024	12,292	8,216	87.3	180.2
Investment securities available for sale, at fair value	290,242	290,159	222,304	—	30.6
Investment securities held to maturity, at amortized cost	50,126	51,012	53,755	(1.7)	(6.8)
Loans held for sale	788	—	477	100.0	65.2
Loans receivable (net of allowance for loan losses of $8,760, $8,608, and $8,060)	779,111	726,891	690,421	7.2	12.8
Federal Home Loan Bank (FHLB) stock, at cost	7,023	5,729	3,799	22.6	84.9
Accrued interest receivable	3,745	3,498	3,015	7.1	24.2
Premises and equipment, net	13,739	13,213	13,684	4.0	0.4
Mortgage servicing rights, net	1,095	1,112	1,036	(1.5)	5.7
Bank-owned life insurance, net	28,724	28,570	28,645	0.5	0.3
Real estate owned and repossessed assets	23	86	110	(73.3)	(79.1)
Prepaid expenses and other assets	4,242	5,020	3,920	(15.5)	8.2

Total assets	$1,215,659	$1,150,299	$1,043,815	5.7%	16.5%

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$885,032	$850,933	$794,072	4.0%	11.5%
Borrowings	144,100	111,657	65,883	29.1	118.7
Accrued interest payable	325	217	204	49.8	59.3
Accrued expenses and other liabilities	7,929	7,600	5,557	4.3	42.7
Advances from borrowers for taxes and insurance	1,228	1,964	1,207	(37.5)	1.7

Total liabilities	1,038,614	972,371	866,923	6.8	19.8

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,785,507 at December 31, 2017; issued and outstanding 11,839,707 at September 30, 2017; and issued and outstanding 12,153,946 at December 31, 2016	118	118	122	—	(3.3)
Additional paid-in capital	111,157	111,175	114,021	—	(2.5)
Retained earnings	78,551	78,725	75,833	(0.2)	3.6
Accumulated other comprehensive (loss) income, net of tax	(1,573)	(717)	(1,237)	(119.4)	(27.2)
Unearned employee stock ownership plan (ESOP) shares	(11,208)	(11,373)	(11,847)	1.5	5.4

Total shareholders' equity	177,045	177,928	176,892	(0.5)	0.1

Total liabilities and shareholders' equity	$1,215,659	$1,150,299	$1,043,815	5.7%	16.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)  (Unaudited)
	Quarter Ended			Three	One
	December 31,	September 30,	December 31,	Month	Year
	2017	2017	2016	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$8,055	$7,928	$7,193	1.6%	12.0%
Interest on mortgage-backed and related securities	1,265	1,280	1,072	(1.2)	18.0
Interest on investment securities	841	765	617	9.9	36.3
Interest-bearing deposits and other	37	34	11	8.8	236.4
FHLB dividends	45	36	27	25.0	66.7
Total interest income	10,243	10,043	8,920	2.0	14.8

INTEREST EXPENSE
Deposits	970	911	696	6.5	39.4
Borrowings	743	669	556	11.1	33.6
Total interest expense	1,713	1,580	1,252	8.4	36.8

Net interest income	8,530	8,463	7,668	0.8	11.2

PROVISION FOR LOAN LOSSES	200	—	410	100.0	(51.2)

Net interest income after provision for loan losses	8,330	8,463	7,258	(1.6)	14.8

NONINTEREST INCOME
Loan and deposit service fees	887	913	889	(2.8)	(0.2)
Mortgage servicing fees, net of amortization	56	114	56	(50.9)	—
Net gain on sale of loans	122	377	160	(67.6)	(23.8)
Net gain on sale of investment securities	93	136	—	(31.6)	100.0
Increase in cash surrender value of bank-owned life insurance	153	158	193	(3.2)	(20.7)
Other income	46	—	31	100.0	48.4
Total noninterest income	1,357	1,698	1,329	(20.1)	2.1

NONINTEREST EXPENSE
Compensation and benefits	4,576	4,466	3,802	2.5	20.4
Real estate owned and repossessed assets expense, net	29	8	13	262.5	123.1
Data processing	640	604	687	6.0	(6.8)
Occupancy and equipment	1,168	1,022	1,002	14.3	16.6
Supplies, postage, and telephone	221	211	170	4.7	30.0
Regulatory assessments and state taxes	131	128	100	2.3	31.0
Advertising	254	142	160	78.9	58.8
Professional fees	431	466	324	(7.5)	33.0
FDIC insurance premium	75	69	7	8.7	971.4
Other	815	691	615	17.9	32.5
Total noninterest expense	8,340	7,807	6,880	6.8	21.2

INCOME BEFORE PROVISION FOR INCOME TAXES	1,347	2,354	1,707	(42.8)	(21.1)

PROVISION FOR INCOME TAXES	1,461	581	519	151.5	181.5

NET (LOSS) INCOME	$(114)	$1,773	$1,188	(106.4)%	(109.6)%

Basic and diluted earnings per share	$(0.01)	$0.17	$0.11	(105.9)%	(109.1)%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Six Months Ended		One
	December 31,		Year
	2017	2016	Change
INTEREST INCOME
Interest and fees on loans receivable	$15,983	$13,912	14.9%
Interest on mortgage-backed and related securities	2,545	2,196	15.9
Interest on investment securities	1,606	1,266	26.9
Interest on deposits and other	71	24	195.8
FHLB dividends	81	62	30.6
Total interest income	20,286	17,460	16.2

INTEREST EXPENSE
Deposits	1,881	1,343	40.1
Borrowings	1,412	1,098	28.6
Total interest expense	3,293	2,441	34.9

Net interest income	16,993	15,019	13.1

PROVISION FOR LOAN LOSSES	200	760	(73.7)

Net interest income after provision for loan losses	16,793	14,259	17.8

NONINTEREST INCOME
Loan and deposit service fees	1,800	1,802	(0.1)
Mortgage servicing fees, net of amortization	170	119	42.9
Net gain on sale of loans	499	429	16.3
Net gain on sale of investment securities	229	—	100.0
Increase in cash surrender value of bank-owned life insurance	311	363	(14.3)
Other income	46	60	(23.3)
Total noninterest income	3,055	2,773	10.2

NONINTEREST EXPENSE
Compensation and benefits	9,042	7,962	13.6
Real estate owned and repossessed assets expense, net	37	52	(28.8)
Data processing	1,244	1,451	(14.3)
Occupancy and equipment	2,190	1,899	15.3
Supplies, postage, and telephone	432	320	35.0
Regulatory assessments and state taxes	259	234	10.7
Advertising	396	289	37.0
Professional fees	897	681	31.7
FDIC insurance premium	144	126	14.3
Other	1,506	1,326	13.6
Total noninterest expense	16,147	14,340	12.6

INCOME BEFORE PROVISION FOR INCOME TAXES	3,701	2,692	37.5

PROVISION FOR INCOME TAXES	2,042	853	139.4

NET INCOME	$1,659	$1,839	(9.8)%

Basic and diluted earnings per share	$0.16	$0.16	—%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Performance ratios: (1)
Return on average assets	(0.04)%	0.63%	0.41%	0.80%	0.46%
Return on average equity	(0.26)	3.96	2.49	4.85	2.61
Average interest rate spread	2.92	3.00	3.16	3.01	2.95
Net interest margin (2)	3.11	3.20	3.34	3.18	3.12
Efficiency ratio (3)	84.4	76.8	81.7	72.8	76.5
Average interest-earning assets to average interest-bearing liabilities	131.8	132.3	132.7	133.5	134.0
Book value per common share	$15.02	$15.03	$14.93	$14.78	$14.55

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%	0.2%	0.2%	0.2%
Nonperforming loans to total gross loans (5)	0.2	0.2	0.3	0.3	0.4
Allowance for loan losses to nonperforming loans (5)	570.7	479.8	445.1	354.5	322.7
Allowance for loan losses to total loans receivable	1.1	1.2	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	12.5%	12.8%	13.2%	13.1%	13.4%
Common equity Tier 1 capital	18.0	18.8	19.2	19.2	19.7
Tier 1 risk-based	18.0	18.8	19.2	19.2	19.7
Total risk-based	19.1	20.0	20.4	20.4	20.9

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Six Months Ended
	December 31,
	2017	2016
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets	0.14%	0.36%
Return on average equity	0.93	1.98
Average interest rate spread	2.96	2.91
Net interest margin (1)	3.15	3.09
Efficiency ratio (2)	80.5	80.6
Average interest-earning assets to average interest-bearing liabilities	132.1	135.6

Asset quality ratios:
Nonperforming assets to total assets at end of period (3)	0.1%	0.2%
Nonperforming loans to total gross loans (4)	0.2	0.4
Allowance for loan losses to nonperforming loans (4)	570.8	322.7
Allowance for loan losses to total loans receivable	1.1	1.2
Net charge-offs to average outstanding loans	—	—

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported

The following table provides the reconciliation of net income (GAAP) without the revaluation of the net deferred tax asset from the prior federal income tax rate of 34% to the 21% rate as result of the passage of the Tax Act in December 22, 2017. Net income (non-GAAP) does not consider the revaluation in the calculation of net income.
	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data) (Unaudited)	2017	2016	2017	2016

Net (loss) income (GAAP)	$(114)	$1,188	$1,659	$1,839
Adjustment:
Deferred Tax Asset revaluation (1)	1,181	—	1,181	—

Net income (non-GAAP)	$1,067	$1,188	$2,840	$1,839

Basic (loss) income per share:
Basic and diluted (loss) income per share (GAAP)	$(0.01)	$0.11	$0.16	$0.16
Basic and diluted income per share (non-GAAP)	$0.10	$0.11	$0.27	$0.16

    (1) An adjustment to revalue the net deferred tax asset from the prior federal income tax rate of 34% to the 21% rate enacted into law December 2017 as part of the Tax Act was included in the provision for income taxes for the quarter ended December 31, 2017.